Exhibit 21

Subsidiaries of the Registrant

Parent

Mid-Southern Bancorp, Inc.

	Percentage	Jurisdiction or
Subsidiaries	of Ownership	State of Incorporation

Mid-Southern Savings Bank, FSB	100%	Federal

Mid-Southern Investments, Inc., subsidiary of Mid-Southern Savings Bank, FSB	100%	Indiana